EXHIBIT 2

                                 April 30, 2004


Plains Resources Inc.
700 Milam Street, Suite 3100
Houston, TX 77002
Attn: The Special Committee of the Board of Directors


Gentlemen:


           Today, Moody's assigned a B2 Rating on the Notes to be issued in the Leucadia Transaction. While, this rating is one notch lower than that of the senior Vulcan bank financing, the Leucadia Notes carry an initial yield approximately 230 basis points higher than that of the Vulcan bank debt.

           The Notes include the right to participate in increases in PAA's distribution rate through increasing interest payments, and the right to receive the market value of PAA in 20 years. These features can readily be valued by third-party experts and should make the Notes worth more than par in our view.

           As part of its analysis, we asked Moody's to evaluate the impact of Leucadia's ownership of PLX on PAA. Moody's has concluded that Leucadia's ownership of PLX would be "neutral" in the short term and "potentially slightly negative" over the longer term. According to Moody's, its "potentially slightly negative" conclusion relates to: "Leucadia's currently limited exposure to the energy sector, its broad opportunistic investment approach, and the uncertainty as to its long term commitment to support PAA's debt." We note that Moody's, in connection with its rating of the Vulcan senior debt, has not opined on the impact of Vulcan's ownership and control of PLX on PAA.

           While Leucadia's future commitment to support PAA can only be demonstrated over time, Leucadia's total potential initial investment in the PLX transaction approximates $200 million, which would be one of our largest initial investments. The value of our investment in the GP of PAA is highly dependent on the success of PAA, as is the $100 million of PLX Notes and Preferred we have agreed to acquire in a tender offer. We will therefore be highly motivated to maximize PAA's value over the long term. That being said, we are comfortable that PAA is well managed and does not require our intervention in order for it to continue to be successful in implementing its business plan. In connection with our investment in PLX, we would welcome the opportunity to make attractive additional investments with PAA.

           We believe that we can be of substantial value to PAA as a financial investor and as a result of our broad-based industry expertise, relationships, and financial and other resources. Leucadia has delivered compound returns to its shareholders of more than 25% per annum over the last 25 years. Leucadia has achieved these results through investments in many industries, including domestic oil and gas and foreign electric utilities.

           The current owners of the GP will continue unchanged as a result of our transaction. When the Leucadia Transaction closes, PAA will continue to have the support of Kayne Anderson, Encap, Sable Investments, and the other current shareholders and board members of the GP. As a result, Leucadia's participation should only be considered as an enhancement rather than as a replacement of the current investment group.

           We have included with this letter a copy of the Moody's press release assigning the rating and a detailed summary of the covenants and the related terms for our securities that we provided to Moody's. Based on our discussions with Moody's, we have added and modified certain Note terms to further reduce any potential negative impact on PAA and to improve the security of the Notes. Such provisions include the introduction of a collateral agent for the Notes and the ability to defer the $1.00 minimum interest payment for up to twelve months in certain limited circumstances. In addition, we have agreed to commit to vote the PAA Units in the same proportion as the other Unit holders if the matter being voted on is in conflict with our ownership of the general partner.

           We trust that the Moody's analysis will assist the Special Committee in concluding that our proposal is superior to the $16.75 Transaction.

           We again request a meeting to address any remaining questions or concerns that you may have. We look forward to hearing from you.

                                    Respectfully,

                                    /s/ Joseph A. Orlando

                                    Joseph A. Orlando
                                    Vice President and Chief Financial Officer


Attachments

MOODY'S ASSIGNS B2 SR. RATING TO PLAINS RESOURCES PROPOSED SECURED NOTES TO BE ISSUED IN CONJUNCTION WITH LEUCADIA NATIONAL'S ACQUISITION OF PLAINS RESOURCES

Approximately $334 Million of Senior Secured Notes Affected
-----------------------------------------------------------

New York, April 30 -- Moody's Investors Service assigned a B2 rating to Plains Resources Inc.'s (PLX) proposed $334 million senior secured note offering (Notes). The 20-year Notes are part of a proposed $452.6 million financing for the acquisition of the common stock of PLX by Leucadia National Corporation (Leucadia or LUK, Senior Unsecured Ba2, Stable). The primary assets of PLX are its ownership of 44% of the general partner (GP) of Plains All American Pipeline L.P. (PAA) and 12.4 million, or 21%, of the limited partnership (LP) units of PAA. Moody's views Leucadia's acquisition of PLX as neutral to PAA's credit quality in the short term, but over the medium to longer term the impact is potentially slightly negative. For reference, the ratings of PAA are Ba1 Senior Implied and Senior Unsecured. Moody's placed the PAA ratings under review with direction uncertain on April 5 because of uncertainty surrounding the recent acquisition of Link Energy LLC, the ongoing SEC review of its financial statements and ongoing uncertainties potentially impacting PAA because of the leveraged bidding process to acquire PLX.

Rating Summary - The B2 rating of the Notes reflects reliance of the note holders on equity distributions from PAA as the predominant source of payment of interest, equity distributions or PAA common units as the source of repayment at maturity, and the structure of the Notes within the capital structure of PLX. The rating is supported by growing, essentially stable fee-based revenue at PAA. The rating is also supported by various structural protections in the Notes, including security with approximately 30% overcollateralization and the inclusion of a collateral agent for the payment of interest. The rating is restrained by the fact that the only significant assets of PLX are its GP and LP ownership interests in PAA. Accordingly, the Notes issued by PLX are structurally subordinated to debt holders at PAA. Payment of interest on the PLX Notes and repayment of the Notes at maturity will depend predominantly on equity distributions from PAA. The B2 rating recognizes that the note holders are, in that respect, taking PAA equity risk.

Moody's also assessed the impact that Leucadia's ownership of PLX would have on PAA's credit quality. We reviewed the governance structure of the PAA GP, which is controlled by a board of directors consisting of seven members with PLX entitled to one board seat. In light of Leucadia's inability to control the GP's board, we have concluded that Leucadia's ownership of PLX in and of itself would have a neutral effect on PAA in the short term. However, we also considered in our analysis the degree of support, financial or otherwise, that Leucadia would be willing to provide to PAA over a longer period of time. Moody's recognizes that Leucadia has made numerous investments over many years and has developed financial expertise through these transactions that it could provide to PAA. In addition, Leucadia has substantial capital, including well in excess of $1 billion in cash and investments at the end of 2003, as well as adequate access to the capital markets. However, we do not view this excess liquidity as permanent in light of Leucadia's dynamic investment strategy. Moody's understands that Leucadia has had some exposure to the energy industry in the past but energy investments have not been a material component of its investment portfolio. As a result, it is unclear whether PAA management would be aligned with Leucadia's strategies over the medium term if Leucadia were successful in its bid for PLX. Based on its track record, Moody's views Leucadia as more of an opportunistic investor rather than a long term relationship investor. In contrast, some of the current owners of PLX, including management, are energy industry participants who have demonstrated their willingness to provide additional capital as well as industry expertise in support of PAA. Taking into consideration Leucadia's limited exposure to the energy sector, its broad opportunistic investment approach and the uncertainty as to its long term commitment to support PAA's debt, we view the impact of Leucadia's acquisition on PAA as potentially slightly negative over the longer term.

Transaction Overview - Leucadia has proposed a $452.6 million acquisition of the common stock of PLX. The financing proposal includes an offering of 9,543,000 senior secured notes having an approximate value of $334 million, $105.7 million of preferred stock and $12.9 million cash. In addition to owning 44% of PAA's GP and 12.4 million LP units, PLX also owns oil and gas properties in south Florida; however, for the purpose of this analysis, we have ascribed effectively no value to this business. Interest on the 20-year Notes will be paid quarterly and the interest on one Note will equal the quarterly distribution received on one PAA LP unit, subject to a minimum annual interest payment of $1 per Note. The 12.4 million LP units will be held by a collateral agent on behalf of the note holders. All distributions paid by PAA on the units will be paid directly to the collateral agent and the collateral agent will make the interest payments on the Notes. In addition, the 9.543 million Notes will be secured by the 12.4 million units, thus providing approximately 30% overcollateralization. Significant covenants and terms include limitations on other debt and liens, restrictions on transactions with affiliates, restrictions on business activities, and limitations on payments of dividends on preferred stock and common stock. In particular, Leucadia has agreed that in the case where there is a potential conflict between the interests of the GP and the interests of the LP, it will vote the LP units owned by PLX in the same proportion as the holders of PAA units not owned by PLX.

Rating Rationale - The B2 Rating of the Notes reflects PAA's Ba1 Senior Implied and Senior Unsecured ratings and then takes into account the cumulative effect of the risks of the Notes relative to PAA, including PAA equity distribution payment risk, PLX performance risk and transaction structure risk. The B2 rating ultimately reflects the fact that the note holders are predominantly taking PAA equity risk.

Moody's believes the structure as currently proposed adequately addresses PLX liquidity risk as it relates to interest payments on the Notes. If PAA stops or defers distributions for a period, thus reducing PLX cash flow, the Notes have a provision for the deferral of interest for up to one year under certain circumstances. The Notes also include a $25 million other debt basket for an unsecured liquidity facility that would be subordinate to the Notes.

Note holders are also exposed to performance risk of PLX. We believe the risk of PLX making interest payments is mitigated by having all distributions on the
12.4 million LP units paid directly by PAA to the collateral agent, who will pay the note holders directly. Cash can be released to PLX only after the note holders are paid. PLX performance risk is further mitigated by the proposed structure whereby all 12.4 million LP units owned by PLX will be placed in trust with a collateral agent for the benefit of the note holders, who will have a security interest in the units, and be overcollateralized by approximately 30%.

Plains Resources Inc., headquartered in Houston, Texas, is an independent energy company engaged in the midstream activities of marketing, gathering, transporting, terminaling and storage of crude oil through its equity ownership interest in PAA.

Leucadia, headquartered in New York City, is a diversified financial services holding company, whose affiliates are engaged in telecommunications, banking and lending, manufacturing, real estate activities, winery operations, development of a copper mine and property casualty reinsurance.


New York
John Diaz
Managing Director
Corporate Finance Group
Moody's Investors Service
JOURNALISTS: 212-553-0376
SUBSCRIBERS: 212-553-1653


New York
Steven Wood
Vice President - Senior Analyst
Corporate Finance Group
Moody's Investors Service
JOURNALISTS: 212-553-0376
SUBSCRIBERS: 212-553-1653

                          LEUCADIA NATIONAL CORPORATION

                  ---------------------------------------------

                   SUMMARY OF THE COVENANTS AND RELATED TERMS

                                     FOR THE

                              SENIOR SECURED NOTES

                                       AND

                                 PREFERRED STOCK

                                 TO BE ISSUED BY

                              PLAIN RESOURCES INC.

                  ---------------------------------------------


           In connection with the proposed acquisition (the "Transaction") of Plains Resources Inc. (the "Company") by Leucadia National Corporation or its affiliates ("Leucadia"), Leucadia proposes the following covenants and related terms for the senior secured notes (the "Senior Secured Notes") and the preferred stock (the "Preferred Stock") to be issued as part of the consideration to the Company's stockholders in the Transaction. After giving effect to the Transaction, the Company's common stock (the "Common Stock") will be held by Leucadia, and the Company's Senior Secured Notes and Preferred Stock will be held by existing stockholders. For a more detailed description of Leucadia's offer to acquire the Company, please see Amendment No. 2 of Schedule 13D as filed by Leucadia with the Securities and Exchange Commission (the "SEC") on March 19, 2004, as the same may be amended from time to time.

           The Company currently owns, and immediately after the Transaction will own, the following assets: (i) a 44% interest in the general partner of Plains All American Pipeline, L.P. ("PAA") (the "GP Interest"), (ii) 12.4 million limited partnership units in PAA (the "PAA Units") and (iii) 100% of the capital stock of Calumet Florida L.L.C. (the "Subsidiary").

                     Covenants for the Senior Secured Notes
                     --------------------------------------

--------------------------------------------------------------------------------
      COVENANT                        SUMMARY (1)
      --------                        -----------
--------------------------------------------------------------------------------
Incurrence of Debt                   o  The Company will not be permitted to
                                        incur any indebtedness for borrowed
                                        money except for:

                                        o   the Senior Secured Notes; and

                                        o   unsecured bank debt in an
                                            amount not to exceed $25
                                            million and subordinate in
                                            right of payment to the Senior
                                            Secured Notes, which will be
                                            used to pay interest on the
                                            Senior Secured Notes and for
                                            working capital purposes (the
                                            "Liquidity Facility").
--------------------------------------------------------------------------------


--------------
(1) The covenants summarized below are subject to all customary exceptions.

                    LEUCADIA - SUMMARY OF THE COVENANT PACKAGE AND RELATED TERMS

--------------------------------------------------------------------------------
      COVENANT                        SUMMARY (1)
      --------                        -----------
--------------------------------------------------------------------------------
Liens                                o  The Company will not be permitted to
                                        incur any liens except for liens on the
                                        PAA Units securing the Senior Secured
                                        Notes.
--------------------------------------------------------------------------------
Affiliate Transactions               o  The Company will be prohibited from
                                        entering into transactions with
                                        affiliates unless such transactions are
                                        on arms' length terms and:

                                        o  if any affiliate transaction exceeds
                                           a specified threshold amount, the
                                           Company will obtain the approval of
                                           the majority of the independent board
                                           members; and

                                        o  if any affiliate transaction exceeds
                                           a higher specified threshold, the
                                           Company will obtain a fairness
                                           opinion.

                                     o Certain transactions will not be subject to the affiliate transactions covenant, including intercompany transactions between the Company and its subsidiaries.

                                     o  In the event that a vote of the PAA Unit
                                        holders is required in connection with a
                                        transaction or matter in which the
                                        Company, as a result of its GP Interest,
                                        has interests that may reasonably
                                        conflict with the interests of PAA Unit
                                        holders, then the Company shall vote its
                                        PAA Units in the same proportion as the
                                        holders of PAA Units not owned by the
                                        Company.
--------------------------------------------------------------------------------
Merger, Consolidation                o  The Company will not consolidate or
                                        merge with or into, or convey, transfer
                                        or lease all or substantially all of its assets to any person unless:

                                        o   the resulting, surviving or
                                            transferee person (the "Successor
                                            Company") is an entity organized
                                            and existing under the laws of the
                                            U.S.;

                                        o   the Successor Company expressly
                                            assumes all obligations of the
                                            Company under the Senior Secured
                                            Notes, the indenture and the
                                            collateral security agreements; and

                                        o   no default or event of default shall
                                            have occurred and be continuing.

                                     o  Notwithstanding the foregoing, the
                                        Company shall be permitted to sell,
                                        convey or transfer any or all of the PAA
                                        Units so long as the proceeds therefrom
                                        are (i) deposited in the Collateral
                                        Account referred to below as additional
                                        collateral for the repayment of the
                                        Senior Secured Notes (and reinvested in
                                        U.S. Treasury obligations) and (ii) the
                                        Company obtains a guarantee from a
                                        Qualified Entity for any deficiency in
                                        interest payments (i.e., the difference
                                        between the interest that would have
                                        been paid on the PAA Units disposed and
                                        the U.S. Treasury obligations
                                        substituted therefor) and principal
                                        amount at maturity (i.e., the difference
                                        between what the fair market value of
                                        the PAA Units disposed would have been
                                        if not disposed and the fair market
                                        value of the U.S. Treasury obligations
                                        substituted therefor). A Qualified
                                        Entity means an entity that has a net
                                        worth of at least $1 billion and is
                                        rated investment grade by Moody's
                                        Investor Services.
--------------------------------------------------------------------------------

                    LEUCADIA - SUMMARY OF THE COVENANT PACKAGE AND RELATED TERMS

--------------------------------------------------------------------------------
      COVENANT                        SUMMARY (1)
      --------                        -----------
--------------------------------------------------------------------------------
Payment of Senior Secured Notes      o  The Company will pay the principal of
                                        and interest on the Senior Secured Notes
                                        on the dates and in the manner set forth
                                        in the indenture.
--------------------------------------------------------------------------------
Maintenance of Office or Agency      o  The Company will maintain an office or
                                        agency (which may be an office of the
                                        trustee under the indenture or an
                                        affiliate of the trustee) where the
                                        Senior Secured Notes can be surrendered
                                        for transfer or exchange and where
                                        notices and demands to or upon the
                                        Company with respect to the Senior
                                        Secured Notes may be served.
--------------------------------------------------------------------------------
SEC Reports                          o  The Company will furnish, within the
                                        time periods specified under existing
                                        SEC rules, all current, quarterly and
                                        annual reports on Forms 8-K, 10-Q and
                                        10-K, respectively.
--------------------------------------------------------------------------------
Taxes                                o  The Company will pay all material taxes
                                        prior to delinquency, except such taxes
                                        that are contested in good faith or
                                        where the failure to effect such payment
                                        is not adverse in any material respects
                                        to the holders of the Senior Secured
                                        Notes.
--------------------------------------------------------------------------------
Corporate Existence                  o  The Company shall preserve and keep in
                                        full force and effect its corporate
                                        existence and its rights, licenses and
                                        franchises, except as otherwise
                                        determined by the Company's board of
                                        directors or where such loss thereof is
                                        not adverse in any material respects to
                                        the holders of the Senior Secured Notes.
--------------------------------------------------------------------------------
Business Activities                  o  The Company shall not engage in any
                                        business other than the midstream
                                        activities of marketing, gathering,
                                        transporting, terminaling and storage of
                                        oil through the Company's equity
                                        ownership in PAA and the Subsidiary.
--------------------------------------------------------------------------------


                  Interest Payment for the Senior Secured Notes
                  ---------------------------------------------

--------------------------------------------------------------------------------
      PROVISION                        SUMMARY
      ---------                        -------
--------------------------------------------------------------------------------
Interest                             o  Interest shall be paid on a quarterly
                                        basis on each Senior Secured Note in an
                                        amount equal to the quarterly
                                        distributions received on one PAA Unit.

                                     o  If, at the end of the year, the
                                        aggregate of the quarterly interest
                                        payments made on the Senior Secured
                                        Notes is less than $1.00, the Company
                                        shall pay interest equal to the
                                        difference; provided that so long as PAA
                                        is not in bankruptcy, liquidating or
                                        winding up its affairs, the Company may
                                        defer one such payment of the difference
                                        for twelve months.
--------------------------------------------------------------------------------

                    LEUCADIA - SUMMARY OF THE COVENANT PACKAGE AND RELATED TERMS

--------------------------------------------------------------------------------
      PROVISION                        SUMMARY
      ---------                        -------
--------------------------------------------------------------------------------
Collateral Agent                     o  The PAA Units securing the Senior
                                        Secured Notes shall be held in a
                                        collateral account (the "Collateral
                                        Account") and administered by a
                                        collateral agent (the "Collateral
                                        Agent"). Each quarterly distribution on
                                        the PAA Units will be paid into the
                                        Collateral Account for the benefit of
                                        the Company. To the extent a quarterly
                                        distribution is paid on the PAA Units
                                        and received in the Collateral Account,
                                        the Collateral Agent shall make certain
                                        payments from such PAA Unit
                                        distributions in the following priority:

                                        o first, the Collateral Agent shall pay
                                          all interest due and payable on the
                                          Senior Secured Notes; and

                                        o second, the Collateral Agent shall pay
                                          to the Company any excess amount.
--------------------------------------------------------------------------------
Interest Payment                     o  Interest payments on the Senior Secured
                                        Notes shall be payable quarterly in cash
                                        in arrears.
--------------------------------------------------------------------------------

                    Other Terms for the Senior Secured Notes
                    ----------------------------------------

--------------------------------------------------------------------------------
      PROVISION                        SUMMARY
      ---------                        -------
--------------------------------------------------------------------------------
Certain Dividends                    o  Assuming no default shall have occurred
                                        and be continuing, the Company shall be
                                        permitted to make distributions or
                                        dividends on the Common Stock and
                                        Preferred Stock.
--------------------------------------------------------------------------------

               Covenants and Related Terms for the Preferred Stock
               ---------------------------------------------------

--------------------------------------------------------------------------------
      PROVISION                        SUMMARY
      ---------                        -------
--------------------------------------------------------------------------------
Dividends                            o  The Preferred Stock will provide for
                                        cumulative quarterly dividends, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, in cash, in an amount equal to the amount of the quarterly distributions received on one
                                        PAA Unit, plus $0.13125 per share.

                                     o  No dividends shall be paid on the Common
                                        Stock until all accumulated and unpaid
                                        dividends on the Preferred Stock have
                                        been paid in full. See " Protective
                                        Provisions."
--------------------------------------------------------------------------------

                    LEUCADIA - SUMMARY OF THE COVENANT PACKAGE AND RELATED TERMS

--------------------------------------------------------------------------------
      PROVISION                        SUMMARY
      ---------                        -------
--------------------------------------------------------------------------------
Protective Provisions                o  For so long as any shares of Preferred
                                        Stock remain outstanding, the Company
                                        shall not, without the consent of the
                                        holders of at least a majority of the
                                        Preferred Stock outstanding at the time:

                                        o amend, alter or repeal the provisions
                                          of its Certificate of Incorporation,
                                          whether by merger, consolidation or
                                          otherwise, so as to adversely affect
                                          any right, privilege or voting power
                                          of the Preferred Stock or the holders
                                          thereof;

                                        o purchase or redeem or pay any dividend
                                          on any capital stock prior to the
                                          Preferred Stock; or

                                        o consolidate or merge with or into, or
                                          convey, transfer or lease all or
                                          substantially all of its assets
                                          (other than PAA Units) to any
                                          Successor Company unless in connection
                                          with such consolidation, merger or
                                          sale, appropriate provision is made
                                          for the exchange or conversion of the
                                          Preferred Stock for preferred stock in
                                          the Successor Company with the rights,
                                          preferences and privileges identical
                                          to the rights, preferences and
                                          privileges as the Preferred Stock.
--------------------------------------------------------------------------------
Redemption                           o  The Preferred Stock will not be
                                        redeemable.
--------------------------------------------------------------------------------